Exhibit 5.1
July 24, 2009
Suburban Propane Partners, L.P.
One Suburban Plaza
Whippany, NJ 07981-0206
Ladies and Gentlemen:
     I am General Counsel of Suburban Propane Partners, L.P., a Delaware limited partnership (the “Company”), and am rendering this opinion in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of up to 1,200,000 common units of the Company (the “Units”) that may be issued by the Company pursuant to the Suburban Propane Partners, L.P. 2009 Restricted Unit Plan, as amended from time to time (the “Plan”). The Units are to be issued by the Company upon vesting of certain unit-based awards (the “Awards”) granted and to be granted pursuant to the Plan.
     In connection with the rendering of this opinion, I have examined originals or copies of such documents, corporate records and other instruments as I have deemed relevant, including, without limitation: (i) the Third Amended and Restated Agreement of Limited Partnership of the Company dated as of October 19, 2006, as amended to date; (ii) certain resolutions of the Board of Supervisors of the Company relating to the authorization and issuance of the Units; (iii) certain resolutions of the unitholders of the Company relating to the adoption of the Plan; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.
     I have made such examination of law as I have deemed necessary or advisable to express the opinion contained herein. As to matters of fact relevant to this opinion, I have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that certificates representing the Units will have been properly signed by authorized officers of the Company or their agents.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is my opinion that, assuming no change in the applicable law or pertinent facts, the Units have been duly authorized and, when and to the extent issued in accordance with the terms of the Awards and the Plan, will be validly issued, fully paid and non-assessable.
     I limit the opinion expressed above in all respects to matters of the Revised Uniform Limited Partnership Act of the State of Delaware, as in effect on the date hereof, which includes the statutory provisions, and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.
     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Item 5 — Interests of Named Experts and Counsel.” In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under

Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to my attention and that may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, the holders of Awards or the Units.
Very truly yours,
/s/ PAUL ABEL
Paul Abel, Esq.